SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Interpore International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE FOLLOWING DISCLOSURE WAS INCLUDED IN ITEM 5 OF THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY INTERPORE INTERNATIONAL, INC. ON JUNE 17, 2004.

On June 17, 2004, counsel for the parties to the lawsuit In re Interpore International Inc. Shareholders Litigation entered into a memorandum of understanding in which they agreed upon the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against Biomet, Inc. (“Biomet”), Interpore International, Inc. (“Interpore”) and Interpore’s directors (collectively, the “Defendants”). The proposed settlement is conditional upon, among other things, the execution of an appropriate Stipulation of Settlement, consummation of the transactions contemplated by that certain agreement and plan of merger by and among Biomet, Laker Acquisition Corp. I and Interpore (the “Merger Agreement”) pursuant to which Interpore will be acquired by Biomet and final approval of the proposed settlement by the Superior Court of California, County of Orange. The proposed settlement contemplates that plaintiffs’ lead counsel will apply to the court for an award of attorneys’ fees and costs in an amount of $500,000.

Interpore will hold a special meeting of stockholders on June 18, 2004, at which Interpore’s stockholders will be asked to approve and adopt the Merger Agreement. Pursuant to the memorandum of understanding, the Defendants make the following disclosures to supplement the description of the Background to the Merger contained in the definitive proxy statement relating to the special meeting, first mailed to stockholders on May 19, 2004: (i) a preliminary draft of the Merger Agreement dated as of February 26, 2004 contained a proposed merger consideration price of $15.00 per share in cash, without interest, (ii) a preliminary draft of the Merger Agreement dated as of February 29, 2004 contained a proposed merger consideration price of $15.00 per share in cash, without interest and (iii) no other financial advisor and/or investment banker was retained by Interpore in its quest to identify suitable partners for a strategic transaction between 1999 and 2003.

In addition, as part of the proposed settlement, Piper Jaffray & Co., financial advisor to the Board of Directors of Interpore, reaffirmed its opinion to the Board of Directors of Interpore dated March 7, 2004, that as of June 14, 2004 and based upon the subject to the assumptions, factors and limitations set forth in the written opinion, the consideration proposed to be paid for shares of Interpore common stock in the proposed merger pursuant to the Merger Agreement was fair, from a financial point of view, to those stockholders. The letter is hereto as [Annex A].

In agreeing to the proposed settlement, Biomet, Interpore and Interpore’s directors deny all allegations of wrongdoing, fault, liability or damage to Plaintiffs and the putative class, deny that they engaged in any wrongdoing, deny that they committed any violation of law, deny that they acted improperly in any way, believe that they acted properly at all times, and believe the litigation has no merit.

Annex A

[PIPER JAFFRAY & CO LETTERHEAD]

June 14, 2004

Personal and Confidential

Board of Directors

Interpore International, Inc.

181 Technology Drive

Irvine, CA 92618-2402

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Interpore International, Inc. (the “Company”) of the Merger Consideration (as defined below) to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of March 7, 2004, among the Company, Biomet, Inc. (“Acquiror”) and Laker Acquisition Corp. I (“Merger Sub”), a newly formed wholly-owned subsidiary of Acquiror. The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive $14.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We have also received a fee from the Company for providing our opinion dated March 7, 2004, which will be credited against the fee for financial advisory services. The Company has also agreed to indemnify us against certain liabilities in connection with our services. We have in the past performed other investment banking services for the Company and we provided financial advisory services to Cross Medical Products, Inc. in connection with its merger with Interpore International, Inc. in 1998 for which we received customary fees. We also provided financial advisory services to Acquiror in connection with its acquisition of Implant Innovations, Inc. in 1999 for which we received customary fees. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We also provide research coverage relating to common stock of the Acquiror and the Company.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed and analyzed certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to us by the management of the Company; (iv) conducted discussions with members of the senior management of the Company, members of the Company’s Board of Directors, and Acquiror with respect to the business and prospects of the Company and Acquiror on a stand-alone basis and on a combined basis following the Merger; (v) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies deemed by us to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (viii) performed a discounted cash flows analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts relating to the Company reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s management. We express no opinion as to any financial forecasts or forward looking financial information of the Company or the assumptions on which they were based.

We have assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors that could affect the public trading value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion (directly or by incorporation by reference) in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or Acquiror’s ability to fund the Merger Consideration. We express no opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in excess of the amount contemplated in the Merger. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.